DINE BRANDS GLOBAL, INC.
INSIDER TRADING POLICY
(Updated and Effective as of December 11, 2013)
Introduction and Statement of Purpose
Publicly traded companies, such as Dine Brands Global, Inc. (collectively with its subsidiaries, the “Corporation”), are subject to federal and state securities laws which prohibit trading in their securities by individuals in possession of material, nonpublic information (commonly referred to as “inside information”). These laws also prohibit disclosing inside information about a company to others who may trade in that company’s securities while in possession of the inside information. The purpose of these laws is to prevent persons with inside information from having an unfair advantage when trading securities with other market participants. In an effort to keep a level playing field among all market participants, regulatory enforcement agencies vigorously pursue violations of these insider trading laws and the penalties for breaking them can be severe.
The purpose of this Policy is to prevent insider trading by the Corporation’s officers, employees and members of its Board of Directors. The Corporation takes compliance with the securities laws very seriously and has adopted this Policy to help its officers, employees and directors avoid the severe consequences of violating the insider trading laws. This Policy is also intended to prevent any appearance or allegation of misconduct by officers, employees and directors in order to help protect individual reputations and the reputation of the Corporation.
This Policy supersedes all previous versions of the Corporation’s Insider Trading Policy. Should you have any questions regarding your responsibilities under this Policy or the insider trading laws, please contact the Corporation’s Legal Department.
Insider Trading Policy
Scope of Policy
This Policy applies to every officer and employee of the Corporation and every member of its Board of Directors who is in possession of material, nonpublic information about the Corporation, referred to in this Policy as “Insiders,” and to everyone with whom an Insider resides – regardless of whether or not they are related to the Insider. This Policy also applies to family members with whom an Insider does not reside but whose transactions in the Corporation’s securities are directed by an Insider or are subject to an Insider’s influence or control (such as the Insider’s parents or children) and to any entities influenced or controlled by an Insider (such as corporations, partnerships or trusts).
This Policy also applies to transactions in all of the Corporation’s securities, except as set forth below, and transactions in the securities of other companies by the Corporation’s officers, employees and directors while these individuals are in possession of material, nonpublic information about such companies as a result of their employment or association with the Corporation.
Statement of Insider Trading Policy
No Insider may, either directly or through family members, or other persons or entities, (a) buy or sell securities of the Corporation while in possession of material, nonpublic information about the Corporation or (b) disclose any material, nonpublic information about the Corporation to any individual outside the Corporation who might trade in the Corporation’s securities while in possession of the information (otherwise known as “tipping”). In addition, no Insider who, as a result of their employment or association with the Corporation, comes into possession of any material, nonpublic information about another company may trade in the securities of that company while in possession of such information.
What is “material information”?
Generally, information is “material” if (i) there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security or (ii) releasing the information to the public would significantly alter the total mix of information publicly available about a company. Any information that could be expected to affect the Corporation’s stock price, whether it is positive or negative, should be considered material. Although it is impossible to identify all information that might be considered material to a company, examples of information that could be material to the Corporation include:
•Quarterly and annual financial results
•Projections of future financial performance or financial guidance
•Earnings results or financial performance of the Corporation’s restaurant brands that differ from consensus expectations of the investment community
•Capital investment plans and changes in such plans
•Procuring additional debt or equity financing or refinancing existing debt
•Corporate transactions such as mergers and acquisitions
•Changes in corporate dividend policy or a share repurchase program
•Changes in management or key personnel
•Significant strategic plans
•Significant cost changes on major food products
•Entry into or termination of a significant contract
•Commencement or settlement of significant litigation
Making a determination of whether you are in possession of material, nonpublic information prior to trading can be complicated and difficult. Enforcement agencies, on the other hand, will make determinations of materiality after the fact and with the benefit of 20/20 hindsight (i.e. if releasing the information to the public significantly moved the price of the stock, it will be likely be deemed to have been material). Therefore, when you are unsure of whether the information you possess is material, you should consider the following rules of thumb:

1.If certain information about the Corporation would make you want to buy or sell stock in the Corporation, it is probably material information.
2.If you cannot determine whether you are in possession of material information, consult the Corporation’s Legal Department for advice or abstain from trading.
What is “nonpublic information”?
Information is “nonpublic” if it has not been widely disseminated to the public such as through the issuance of a press release or a filing with the Securities and Exchange Commission. For purposes of this Policy, information is not considered to have been widely disseminated to the public until the securities markets have had time to fully absorb the information. The Corporation does not consider information to be fully absorbed by the securities markets until one full trading day following the release of the information.
What is “tipping”?
“Tipping” involves the disclosure of material, nonpublic information about the Corporation to others or recommending the purchase or sale of any securities of the Corporation to anyone while in possession of material, nonpublic information. Tipping is a violation of the securities laws and this Policy and can result in the same civil and criminal penalties that apply to insider trading even if the “tipper” receives no economic benefit from trades conducted by the “tippee.”
Transactions Covered By This Policy
This Policy prohibits the following types of trading transactions by anyone or any entity covered within the scope of the Policy at any time they are in possession of material, nonpublic information:
•Purchases and sales of the Corporation’s securities in the open market
•Purchases and sales of the Corporation’s securities held in individual retirement accounts, including any 401(k) plan or individual retirement account
•Sales of the Corporation’s common stock acquired upon the exercise of any stock option granted under the Corporation’s stock incentive plans. This prohibition includes any sale of shares of the Corporation’s common stock in connection with the exercise of an option, including as part of a broker-assisted cashless exercise of an option or any other open market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•Sales of the Corporation’s common stock acquired upon the vesting of any restricted stock unit or award

Transactions Exempt From This Policy
This Policy does not prohibit the following types of transactions by anyone or any entity covered within the scope of the Policy at any time they are in possession of material, nonpublic information:
•The issuance or grant of equity awards such as any stock option or restricted stock unit or award under any of the Corporation’s stock incentive plans including any such restricted stock award or unit issued in lieu of receipt of a cash dividend.
•The cash exercise of any stock option granted under any of the Corporation’s stock incentive plans or any other cash purchase of securities directly from the Corporation that does not involve the subsequent sale of shares of the Corporation’s common stock acquired upon exercise of such option or purchase. Because it does not involve an open-market transaction, exercising an option and holding the shares acquired upon exercise is permitted even when in possession of material, nonpublic information.
•The vesting or settlement of any restricted stock unit or award or the exercise of a tax withholding right pursuant to which an election has been made (either by the individual or the Corporation) to have the Corporation withhold shares of the Corporation’s common stock to satisfy tax withholding obligations that arise in connection with the vesting or settlement of any restricted stock unit or award
•Bona fide gifts involving shares of the Corporation’s common stock. However, the determination of whether a gift is truly a “bona fide gift” will be made on the basis of the facts and circumstances involving the gift. For example, gifts of stock to third party charities or non-profit organizations are subject to far less scrutiny than gifts to dependent children followed by an immediate sale of the gifted shares. Gifts to dependent children could result in an economic benefit to the donor and may be deemed to be not truly bona fide gifts.
•Trades conducted pursuant to a properly implemented Rule 10b5-1 trading plan (discussed in more detail below)
Other Prohibited Transactions
In addition to prohibiting the sale and purchase of shares of the Corporation’s common stock while in possession of material, nonpublic information, this Policy also prohibits all individuals and entities covered under the Scope of this Policy from engaging in highly speculative or aggressive transactions and certain other transactions including:
Short Sales
“Shorting” shares of a company’s common stock generally involves selling borrowed shares at a specific price in hopes of profiting by purchasing the shares back at a lower price. Taking a short position in the Corporation’s common stock is contrary to the Corporation’s goal of aligning the interests of its officers, employees and directors with the interests of its stockholders and is strictly prohibited under this Policy.

Publicly Traded Options
Publicly traded call and put options generally have short term expiration dates and are highly leveraged investment vehicles that can be used to aggressively speculate on short-term price swings in a company’s underlying shares of common stock. Taking a position in the Corporation’s publicly traded options may provide incentives for officers, employees and directors to make excessively risky business decisions that are focused on short-term performance at the expense of long-term, sustainable performance and is strictly prohibited under this Policy.
Margin Accounts and Pledging
Securities held in a margin account may be sold by the broker without the owner’s consent if the owner fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure without the borrower’s consent if the borrower defaults on the loan. Holding securities of the Corporation in a margin account or pledging them as security for a loan could result in a sale of such securities at a time when the sale is prohibited by the insider trading laws and is strictly prohibited by this Policy.
Hedging Transactions
Hedging transactions generally involve the use of financial instruments to lock in the value of a securities position by preventing a decrease and/or increase in value. Using such financial instruments to hedge the value of a position held in shares of the Corporation’s common stock is contrary to the Corporation’s goal of aligning the interest of its officers, employees and directors with the interests of its stockholders and is strictly prohibited by this Policy.
Limit Orders
Using limit orders to transact trades in shares of a company’s stock involves instructing a broker to buy or sell a stock at a particular price within a specified amount of time, including placing an order that is “good until cancelled.” Placing limit orders when a person is not in possession of material, nonpublic information may result in a trade at some point in the future when the person subsequently comes into possession of material, nonpublic information. Therefore, having an open limit order, regardless of the limit order price, during a period in which a person is in possession of material, nonpublic information about the Corporation or is otherwise subject to the Corporation’s quarterly or an event-specific closed window period (discussed in more detail below) is strictly prohibited by this Policy.
Quarterly and Event-specific Trading Windows
Quarterly Trading Windows
The Corporation’s General Counsel maintains a list of individuals, referred to as Designated Insiders, comprised of members of the Corporation’s Board of Directors, officers and certain other employees as determined by the Chief Executive Officer, Chief Financial Officer, General Counsel or Senior Counsel, Securities who, by virtue of their position, receive or have access to certain material, nonpublic information about the Corporation. Because Designated Insiders often possess material, nonpublic information about the Corporation’s expected financial results before they are released to the public, they may only conduct trades in the Corporation’s securities during quarterly open trading windows which coincide with the public release of the Corporation’s financial results. The quarterly trading window opens as of the close of trading on the New York Stock Exchange on the first full trading day following the issuance of the earnings release reporting the Corporation’s quarterly or annual financial results. The quarterly trading window closes on the first business day which is fifteen calendar days before the close of the fiscal quarter or fiscal year. The prohibition on trading in the Corporation’s securities when in possession of material, nonpublic information set forth in this Policy continues to apply to Designated Insiders even when the quarterly trading window is open.
Pre-Clearance During Open Trading Window Periods
Designated Insiders and their family members who wish to engage in any transaction in the Corporation’s securities during an open quarterly trading window must receive pre-clearance of all proposed transactions from the Corporation’s General Counsel or securities counsel prior to engaging in any such transaction. Designated Insiders may obtain pre-clearance by submitting the “Transaction Pre-clearance Form” attached to this Policy as Exhibit A for approval to the Corporation’s General Counsel or securities counsel. All requests for pre-clearance should be submitted at least three business days in advance of the proposed transaction date to allow for pre-clearance and preparation of any required filings with the Securities and Exchange Commission for individuals who have been notified by the General Counsel that they are subject to Section 16 of the Securities Exchange Act. Once pre-clearance is received, the Designated Insider may trade until the closing of the next quarterly trading window or event-specific trading window (described below) or until the Designated Insider otherwise comes into possession of material, nonpublic information. Immediately following consummation of the trade, the Designated Insider shall submit to the Corporation’s General Counsel or securities counsel a completed copy of the “Transaction Notification Form” attached to this Policy as Exhibit B. Trades that occur in connection with a properly implemented Rule 10b5-1 trading plan (described in more detail below) do not require pre-clearance but must still be reported to the Corporation’s General Counsel or securities counsel using the Transaction Notification Form. If pre-clearance is denied, the Designated Insider must avoid any transactions in the Corporation’s securities and is not permitted to inform any other person that the pre-clearance has been denied.
Event-Specific Closed Trading Window Periods
From time-to-time, members of the Board of Directors, certain officers and other employees of the Corporation may come into possession of material, nonpublic information. When this occurs, the General Counsel may close the trading window for these individuals until such time as the information they possess is no longer material or has been released to the public. Such event-specific trading restrictions will apply to these individuals regardless of whether the Corporation’s quarterly trading window is open. Individuals who are subject to an event-specific closed trading window are not permitted to inform anyone that the trading restriction is in place.

Rule 10b5-1 Trading Plan Exception
The trading prohibitions set forth in this Policy will not apply to trades that are conducted through the use of a properly implemented Rule 10b5-1 trading plan. The Securities and Exchange Commission has adopted Rule 10b5-1 that provides a defense from insider trading liability of trades occurring under a pre-arranged trading plan that meets the rule’s requirements. Under this rule, an individual who in good faith and not as part of a scheme to evade insider trading liability (i) enters into a binding contract, instruction or written plan that specifies the amount, price and date on which securities are to be purchased or sold, or a pre-determined formula by which the amount, price and date of trades will be determined, (ii) establishes the trading plan at a time when such individual is not in possession of material, nonpublic information concerning the company whose securities are to be purchased or sold and (iii) does not exercise any subsequent influence over how, when or whether to effect the transactions, will be able to claim a defense to insider trading liability even if the transactions executed under the trading plan occur at a time when the person is in possession of material, nonpublic information.
Rule 10b5-1 trading plans are typically entered into with a broker (such as Fidelity). Prior to establishment of the trading plan, the Designated Insider must submit the plan for review by the Corporation’s General Counsel or securities counsel for a determination that the Corporation does not object to the trading plan. The Corporation’s General Counsel and securities counsel are not responsible for determining whether the trading plan is in compliance with Rule 10b5-1. Compliance with Rule 10b5-1 is solely the responsibility of the Designated Insider.
All Rule 10b5-1 trading plans must be fully executed by the parties to the trading plan and in place for a minimum of 30 days prior to the execution of any scheduled trade under the plan. Designated insiders may only amend a trading plan while they are not in possession of material, nonpublic information, during open quarterly trading windows and when they are not otherwise subject to an event-specific closed trading window. Every Rule 10b5-1 trading plan entered into by a designated insider must contain a provision that (i) permits the designated insider to terminate the trading plan at any time prior to the scheduled expiration of the trading plan and (ii) permits the Corporation to instruct the broker to suspend trading under the plan until further instructed by the Corporation that trading under the plan may resume.
Penalties for Non-compliance with Insider Trading Laws and this Policy
It is the responsibility of all officers, employees and members of the Board of Directors of the Corporation to comply with the securities laws and this Policy. As stated in the introduction to this Policy and as further described below, the penalties for breaking the insider trading laws can be severe.
The Consequences for Traders and Tippers
Officers, employees and members of the Board of Directors who trade in the Corporation’s securities while in possession of material, nonpublic information about the Corporation – or their “tippees” who trade after receiving such information from them – are subject to severe penalties:

1.Civil penalties of up to three times the profit gained or loss avoided as a result of the insider trading.
2.Criminal penalties of up to $5,000,000 (no matter how small the profit gained or loss avoided).
3.Imprisonment of up to twenty years.
The Consequences for Control Persons
The Corporation and its directors, officers and supervisory personnel are also subject to substantial civil and, in the case of the Corporation, criminal penalties if they fail to take appropriate steps to prevent illegal insider trading.
Corporation-Imposed Sanctions
The Corporation takes compliance with the securities laws very seriously. Any violation by any officer, employee or member of the Board of Directors of the insider trading laws or this Policy may result in Corporation-imposed disciplinary sanctions - include termination of employment or removal proceedings. The Corporation may determine that specific conduct violates this Policy, whether or not the conduct is also a violation of the law. Therefore, the Corporation may initiate disciplinary action for violations of this Policy prior to the filing or conclusion of any civil or criminal action for any alleged violation of the insider trading laws.

EXHIBIT A
TRANSACTION PRE-CLEARANCE FORM
NAME: ______________________________________________________________________

Date: _____________	Transaction Type:
__ Buy __ Sell __ Cashless Exercise (Exercise Options and Sell All Shares) __ Cashless Exercise (Exercise and Sell Portion to Cover Taxes/Option Cost) __ Exercise and Hold
Number of Shares/ Options: __________	Asset Type:
__ Common Stock __ Preferred Stock __ Debt Securities

THE NAME IN WHICH SHARES TO
BE SOLD OR ACQUIRED ARE TITLED:
IF A SALE, THE DATE YOU
ORIGINALLY ACQUIRED THE SHARES:
ANY TRANSACTION IN THE LAST SIX MONTHS OR CONTEMPLATED TO BE MADE IN THE NEXT SIX MONTHS?    ___YES    ___NO
IF YES, PLEASE DESCRIBE DETAILS OF THE TRANSACTION:

THE BROKER WHO WILL ARRANGE THE PROPOSED TRANSACTION:
(COMPLETE BELOW IF OTHER THAN FIDELITY)
BROKER NAME:
BROKERAGE FIRM:
ADDRESS:
PHONE:
FAX NUMBER:
A-1

WHERE WE CAN REACH YOU IN THE NEXT FEW DAYS TO ASK QUESTIONS OR OBTAIN YOUR SIGNATURE:
______________________________________________________________________________
Address
______________________________________________________________________________
Telephone

CERTIFICATION STATEMENT
The undersigned hereby certifies that, he/she is not in possession of any material, nonpublic information regarding Dine Brands Global, Inc. or its subsidiaries (the “Corporation”) (i.e., information that a reasonable investor would consider important in making a decision to buy, sell, or hold stock of the Corporation), and that, the undersigned is not involved in any pending projects on behalf of, or in connection with his/her relationship with, the Corporation or its subsidiaries that involve material nonpublic information.
Furthermore, the undersigned hereby agrees not to buy or sell any securities of the Corporation except in compliance with the Corporation’s Insider Trading Policy and the relevant insider trading laws. The undersigned acknowledges and understands that the clearance to trade in the Corporation’s stock is given by the Corporation’s General Counsel in reliance upon this Certification Statement and will be effective only for the remainder of the current quarterly open trading window (or until the undersigned becomes subject to an event-specific closed trading window period or otherwise comes into possession of material, nonpublic information), and that after the expiration of such trading window, any subsequent proposed transaction involving the Corporation’s securities by the undersigned must receive the prior pre-clearance of the General Counsel.
Submitted to the Corporation’s General Counsel this ____ day of ___________, 20__.
NAME:
TITLE:
SIGNATURE:
Approved: ___YES    NO___     By:                      Date:

A-2

EXHIBIT B
TRANSACTION NOTIFICATION FORM
The undersigned traded stock of the Corporation, as follows (check the appropriate space):
    ____    Bought ____________    (#) shares $    ______ per share
    ____    Sold ______________    (#) shares $    ______ per share

____ Exercised    ____________(#) options granted to me on _________, 20__, pursuant to the ______________ (name of plan) and concurrently sold ______________ (#) shares

TRANSACTION DATE:
NAME:
TITLE:
SIGNATURE:
EMAIL ADDRESS:

B-1